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                                  EXHIBIT 99.1

                            VITA FOOD PRODUCTS, INC.
      AGREEMENT REACHED TO PURCHASE STOCK OF VIRGINIA HONEY COMPANY, INC.

         (Chicago, July 9, 2001) - Vita Food Products, Inc. (Amex: VSF; CHX) announced that on June 29, 2001 it entered into a definitive Stock Purchase Agreement to acquire all of the outstanding shares of capital stock of Virginia Honey Company, Inc. from Terry W. Hess. Virginia Honey is a manufacturer and distributor of honey, salad dressings, including its' award-winning Vidalia(R) Onion Vinegarette salad dressing, sauces, jams and jellies, and gift baskets. Virginia Honey operates two manufacturing facilities in Inwood, West Virginia and Berryville, Virginia. Pursuant to the Agreement, Terry W. Hess will serve as the Chief Executive Officer of Virginia Honey, which will operate as a subsidiary of Vita.
         Commenting on the acquisition, Stephen D. Rubin, President of Vita stated, "We expect this acquisition will bring significant earnings to Vita. Vita has long been subject to seasonality, which affects earnings in the fourth quarter of each year, but with Virginia Honey we should see more consistency on the bottom line."
         Clark L. Feldman, Executive Vice President of Vita, commented, "It's a great fit. Virginia Honey's products fall right into our niche of specialty foods. Their products have seen very encouraging consumer response and we're excited about taking them to a national level through our marketing programs and broker network."
         Vita Food Products, Inc. is the U.S. leader in the herring and retail packaged salmon products, and is engaged in several other food segments, including cream cheese and spreads, shrimp cocktail, and horseradish. More than 95% of Vita's sales are in kosher foods.

This release contains forward-looking statements about Vita Food Products. Any such statements are subject to risks and uncertainties, including, but not limited to, those risks noted in Vita's filings with the Securities and Exchange Commission and risks related to the closing of the acquisition of Virginia and the acquisition's effect on Vita's earnings. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.


Contact:  Clifford Bolen
          Chief Financial Officer
          Vita Food Products, Inc.
          (312) 738-4500